Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS QUARTERLY DIVIDEND AND A THIRD $20 MILLION SHARE REPURCHASE PROGRAM

Pompano Beach, Florida, November 1, 2010 - PetMed Express, Inc. (NASDAQ: PETS) today announced that its Board of Directors declared a quarterly dividend of $0.125 per share on its common stock.  The dividend will be payable on November 26, 2010, to shareholders of record at the close of business on November 12, 2010.  The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

The Board of Directors has also approved a third share repurchase program of up to $20.0 million, effective immediately.  This program is intended to be implemented through purchases made from time to time, in either the open market or through private transactions at the Company’s discretion, subject to market conditions and other factors, in accordance with Securities and Exchange Commission requirements.  The Company still has approximately $4.7 million remaining from its second $20.0 million repurchase plan, under which the Company has already repurchased approximately 1.0 million shares for approximately $15.3 million, an average of $14.64 per share.  As of November 1, 2010, there are approximately 22.8 million shares of PetMed Express, Inc. common stock outstanding.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2010.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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